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                                                                     EXHIBIT 5.1

                                                                   June 25, 2004

Buffets Holdings, Inc.
1460 Buffet Way
Eagan, Minnesota  55121

                       Registration Statement on Form S-4
                        (Registration No. 333-__________)

Ladies and Gentlemen:

                  In connection with the Registration Statement on Form S-4 (the "Registration Statement") of Buffets Holdings, Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder (the "Rules"), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the $132 million principal amount at maturity of the Company's 13-7/8% Senior Discount Notes due 2010 (the "Exchange Notes").

                  The Exchange Notes are to be offered in exchange for the Company's outstanding 13-7/8% Senior Discount Notes due 2010 (the "Initial Notes") issued and sold by the Company on May 18, 2004 in an offering exempt from registration under the Act. The Exchange Notes will be issued by the Company in accordance with the terms of the Indenture (the "Indenture"), dated as of May 18, 2004, between the Company and U.S. Bank National Association, as trustee.

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                  In connection with the furnishing of this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

                  1. the Registration Statement;

                  2. the Indenture, including as an exhibit thereto the form of Exchange Note, included as Exhibit 4.2 to the Registration Statement; and

                  3. the Registration Rights Agreement, dated as of May 18, 2004 (the "Registration Rights Agreement"), between the Company and the initial purchaser named therein, included as Exhibit 4.3 to the Registration Statement.

                  In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company, certified as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company relating to the issuance of the Exchange Notes certified by officers of the Company and (ii) those other certificates, agreements and documents that we deemed relevant and necessary as a basis for our opinion. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

                  In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed

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copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, (i) that the Exchange Notes will be issued as described in the Registration Statement and (ii) that the Exchange Notes will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added.

                  Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that, when duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture, the Exchange Notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except that the enforceability of the Exchange Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  The opinion expressed above is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

                  We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" contained in the

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Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

                                          Very truly yours,

                           /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

                             PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP